Sub-Item 77O: Transactions Effected Pursuant to Rule 10f-3

Name of Fund:
Goldman Sachs MLP and Energy
Renaissance Fund
Name of Underwriter or Dealer
Purchased From:
Credit Suisse Securities (USA)
LLC
Names of Underwriting Syndicate
Members:
Goldman, Sachs & Co.; Credit
Suisse Securities (USA) LLC;
Raymond James & Associates,
Inc.;
UBS Securities LLC; Wells Fargo
Securities, LLC
Name of Issuer:
NGL Energy Partners LP
Title of Security:
NGL ENERGY PARTNERS LP

Date of First Offering:
02/16/17
Dollar Amount Purchased:
9,013,922
Number of Shares or Par Value of
Bonds Purchased:
401,511
Price Per Unit:
22.45
Resolution Approved:
Approved at the May 17, 2017
Board Meeting.*



*	Resolution adopted at the Meeting of the Board of Trustees on
May 17, 2017.

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. to the Trustees, all purchases made during the calendar quarter ended March 31, 2017 by the Goldman Sachs MLP Income Opportunities Fund and Goldman Sachs MLP and
Energy Renaissance Fund of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman Sachs & Co. LLC or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.